Exhibit 99

PepsiAmericas Reports Second Quarter Diluted Earnings Per Share of $0.50

With Revenue Growth of 4.5 Percent

Minneapolis, July 26, 2006 — PepsiAmericas, Inc. (NYSE: PAS) today reported net income of $65.0 million for the second quarter of 2006, with revenue up 4.5 percent and worldwide volume up 4.3 percent.  Diluted earnings per share (EPS) was $0.50 in the second quarter of 2006. These results compared to reported net income in the second quarter 2005 of $72.6 million, or EPS of $0.53, which included a $0.06 per share benefit related to the fructose settlement.

•                  Worldwide volume grew 4.3 percent in the second quarter, driven by U.S. volume increases of 3.6 percent and international volume growth of 6.8 percent.

•                  Worldwide average net selling price was flat for the quarter compared to the prior year quarter as a result of nearly flat net pricing in the U.S.

•                  Gross profit remained relatively unchanged at $429.5 million, reflecting higher cost of goods sold, up 3.4 percent on a per unit basis.

•                  Operating income was $124.5 million in the quarter.  This compares to operating income of $139.9 million reported in the second quarter of 2005, which included a $13.3 million gain from the fructose settlement.

•                  The company maintains its full year EPS guidance of $1.44 to $1.49, though at the lower end of the range.

“We are satisfied with our second quarter results, especially our strong volume performance,” said Robert C. Pohlad, Chairman and Chief Executive Officer of PepsiAmericas. “In the U.S., our carbonated soft drink declines moderated from earlier this year, while momentum in our non-carbonated portfolio accelerated.  A strong water performance and volume gains in Lipton Iced Tea and SOBE drove non-carbonated volume up 31 percent in the quarter.   Although pricing was essentially flat in the U.S. due to the mix of packages sold, we executed well on rate increases during the quarter, up 2 percent in the U.S.”

Commenting on the company’s Central European and Caribbean operations, Mr. Pohlad continued, “In the second quarter, our international business delivered strong top line growth, driving double-digit increases in operating profits.  Adding to the strength of our international portfolio, the Romania bottling operations will bring our mix of volume outside of the U.S. to over 25 percent.”

Second Quarter U.S. Operations Highlights

U.S. volume was up 3.6 percent in the quarter compared to prior year.  Carbonated soft drink volume declined 1 percent overall, reflecting continued softness in trademark Pepsi, while the flavored carbonated soft drink business grew 1 percent in the quarter, led by trademark Mountain Dew and trademark Sierra Mist.  The company grew the non-carbonated beverage category 31 percent in the quarter.  Aquafina volume grew 41 percent, while the balance of the non-carbonated beverage portfolio grew 22 percent, led by Lipton Iced Tea and SOBE.  The company’s broad portfolio of product offerings, robust innovation, and solid distribution gains continued to drive non-carbonated beverage volume increases, which accounted for 19 percent of the U.S. volume mix in the second quarter.

Net sales in the U.S. grew 3.4 percent to $892.1 million in the second quarter, driven by volume.  Net pricing per unit remained essentially flat compared to the prior year quarter driven entirely by mix.  The company sold less of its higher priced single-serve packages in the quarter, down 1 percent, while selling more of its lower priced take home packages.  Domestic cost of goods sold per unit increased 3.7 percent, reflecting increases in raw material costs, as well as higher costs associated with the growth in the non-carbonated portfolio.  Gross profit declined 2.2 percent to $368.0 million, reflecting the unfavorable mix impact on net pricing and the higher cost of goods sold per unit.

Selling, delivery and administrative expenses decreased $4.9 million, to $252.1 million, driven mainly by lower compensation and benefit costs.  As reported, second quarter operating income in the U.S. was $115.9 million, down $16.8 million from the prior year quarter.  The prior year second quarter benefited from the $13.3 million fructose settlement.

Second Quarter International Operations Highlights

Volume in Central Europe grew 11.4 percent in the second quarter.  Central Europe net sales were $111.9 million in the second quarter, up 15.4 percent.  Average net pricing increased 4.7 percent while cost of goods sold per unit increased 4.2 percent, with foreign currency translation driving approximately 1.5 points of growth in each.  Gross profit increased 16.8 percent to $45.8 million in the quarter, reflecting strong top line growth.  Selling, delivery and administrative expenses of $38.1 million increased 15.1 percent compared to the previous year as a result of higher volumes and increased advertising.  The Central European business reported operating income up $1.6 million to $7.7 million in the quarter.

The Caribbean business reported a volume decline of 4.4 percent in the second quarter, primarily due to macroeconomic conditions, which impacted our Puerto Rico business during the month of April. This volume decline was offset by a 6.6 percent increase in net pricing, driving net sales up 2.3 percent to $61.2 million in the second quarter.  Cost of goods sold per unit increased 6.6 percent, driven mainly by higher sugar costs.

Caribbean gross profit grew 3.3 percent from last year to $15.7 million in the quarter.  Selling, delivery and administrative costs increased 5 percent, resulting in operating income of $0.9 million for the quarter, a decrease of $0.2 million compared to the prior year.

Outlook

“Strong innovation and marketing programs in the back half of the year should give our U.S. business the lift it needs to deliver our full year targets. We expect single-serve volume to improve and pricing to accelerate in the U.S. from our second quarter results.  And our expanding international portfolio continues to provide meaningful leverage and growth,” commented Mr. Pohlad.

The company expects to achieve full year adjusted EPS at the lower end of the $1.44 to $1.49 range.  Announced earlier this month, the company purchased the remaining interest in the Romanian bottling operations.  The company expects the estimated $0.02 per share benefit from Romania to offset higher than expected interest expense.  The full year EPS outlook excludes the impact of special charges but includes a $0.01 per share charge related to stock option expenses and the adoption of Statement of Financial Accounting Standards (SFAS) No. 123R “Share Based Payment.”

The company’s 2006 guidance compares to adjusted EPS of $1.37 in 2005.  The 2005 reported EPS of $1.42 benefited from several items that increased EPS by $0.05, as previously reported.

PepsiAmericas will hold its second quarter earnings conference call at 10:00 AM CDT today, Wednesday, July 26, 2006, through a live webcast over the internet.  The webcast will be available at www.pepsiamericas.com.  A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.

PepsiAmericas is the second largest Pepsi bottler with operations in the U.S., Central Europe, and the Caribbean.  PepsiAmericas manufactures, distributes and markets a broad portfolio of PepsiCo, and other national and regional brands.  Additional information on PepsiAmericas is available at www.pepsiamericas.com.

Cautionary Statement

This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation; outcomes of environmental claims and litigation; availability of capital including changes in our debt ratings; labor and employee benefit costs; unfavorable interest rate and currency fluctuations; costs of legal proceedings; and general economic, business and political conditions in the countries and territories where we operate.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended December 31, 2005.

Contact:

Investor Relations:

Sara Zawoyski, 612-661-3830

sara.zawoyski@pepsiamericas.com

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in millions, except per share data)

	Second Quarter		First Half
	2006	2005	2006	2005

Net sales	$1,065.2	$1,019.4	$1,913.7	$1,848.8
Cost of goods sold	635.7	588.6	1,136.4	1,067.7
Gross profit	429.5	430.8	777.3	781.1
Selling, delivery and administrative expenses	305.0	304.2	604.9	596.9
Fructose settlement income	—	13.3	—	13.3
Special charges, net	—	—	2.2	2.5
Operating income	124.5	139.9	170.2	195.0
Interest expense, net	24.4	26.1	47.5	45.2
Other (expense) income, net	(2.1)	1.3	(3.9)	(1.4)
Income before income taxes and equity in net earnings of nonconsolidated companies	98.0	115.1	118.8	148.4
Income taxes	37.2	42.5	45.1	55.0
Equity in net earnings of nonconsolidated companies	4.2	—	5.4	—
Net income	$65.0	$72.6	$79.1	$93.4

Weighted average common shares:
Basic	127.7	135.7	129.0	136.4
Incremental effect of stock options and awards	1.9	2.5	2.0	2.4
Diluted	129.6	138.2	131.0	138.8

Earnings per share:
Basic	$0.51	$0.54	$0.61	$0.68
Diluted	$0.50	$0.53	$0.60	$0.67

Cash dividends declared per share	$0.125	$0.085	$0.25	$0.17

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	End of Second Quarter	End of Fiscal Year
	2006	2005
Assets:
Cash and cash equivalents	$133.0	$116.0
Receivables, net	319.8	213.8
Inventory	227.2	194.2
Other current assets	89.3	74.2
Total current assets	769.3	598.2

Net property and equipment	1,107.3	1,114.1
Goodwill and intangible assets, net	2,171.0	2,160.1
Other assets	174.7	181.4

Total assets	$4,222.3	$4,053.8

Liabilities and Shareholders’ Equity:
Short-term debt, including current maturities of long-term debt	$237.3	$290.4
Payables	295.3	208.4
Other current liabilities	195.3	223.2
Total current liabilities	727.9	722.0

Long-term debt	1,522.3	1,285.9
Deferred income taxes	238.2	245.1
Other liabilities	233.6	231.5

Total liabilities	2,722.0	2,484.5

Shareholders’ equity	1,500.3	1,569.3

Total liabilities and shareholders’ equity	$4,222.3	$4,053.8

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in millions)

	First Half
	2006	2005
Cash Flows from Operating Activities:
Income from continuing operations	$79.1	$93.4
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	94.3	94.0
Deferred income taxes	(8.9)	(15.6)
Special charges, net	2.2	2.5
Cash outlays related to special charges	(1.7)	(1.0)
Loss on extinguishment of debt	—	5.6
Pension contributions	(10.0)	(4.1)
Equity in net earnings of nonconsolidated companies	(5.4)	—
Excess tax benefits from share based payment arrangements	(5.6)	—
Other	15.2	12.3
Changes in assets and liabilities, exclusive of acquisitions and divestitures:
Net change in primary working capital	(84.1)	(36.8)
Net change in other assets and liabilities	9.9	43.3
Net cash provided by operating activities of continuing operations	85.0	193.6

Cash Flows from Investing Activities:
Capital investments	(89.2)	(64.2)
Franchises and companies acquired, net of cash acquired	(6.6)	(354.6)
Proceeds from sales of property	3.3	2.5
Purchase of equity investment	—	(51.0)
Net cash used in investing activities	(92.5)	(467.3)

Cash Flows from Financing Activities:
Net borrowings of short-term debt	69.8	79.7
Proceeds from issuance of long-term debt	247.4	793.1
Repayment of long-term debt	(134.7)	(457.0)
Treasury stock purchases	(150.7)	(127.8)
Excess tax benefits from share based payment arrangements	5.6	—
Issuance of common stock	19.5	45.7
Cash dividends	(27.9)	(23.4)
Net cash provided by financing activities	29.0	310.3

Net operating cash flows used in discontinued operations	(3.6)	(4.2)
Effects of exchange rate changes on cash and equivalents	(0.9)	1.5
Change in cash and cash equivalents	17.0	33.9
Cash and cash equivalents at beginning of year	116.0	74.9
Cash and cash equivalents at end of quarter	$133.0	$108.8

Notes to condensed consolidated financial statements (unaudited):

1.  Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission’s Final Rule, “Conditions for Use of Non-GAAP Financial Measures,” included below is a reconciliation of the non-GAAP financial measures discussed in conjunction with the earnings release to the most comparable U.S. GAAP measure.

Non GAAP Adjusted Comparisons:  In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events.  These adjustments relate to operating income, net income and basic and diluted income per share.  To calculate the adjusted comparisons, management has excluded special charges relating to various restructuring initiatives.

Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations.  Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results.  These non-GAAP adjusted comparison measures are provided as supplemental information, and should not be considered in lieu of the GAAP measures. There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons.  Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

We have provided the table below that summarizes the adjustments discussed in this press release that impact comparability of the periods presented:

	Second Quarter 2006		Second Quarter 2005
(unaudited, in millions)	Operating Income	Net Income	Operating Income	Net Income
As Reported	$124.5	$65.0	$139.9	$72.6
Items impacting comparability
Fructose settlement	—	—	(13.3)	(8.3)
Property tax refund	—	—	—	(3.5)
Loss on extinguishment of debt	—	—	—	3.5

Adjusted Comparisons	$124.5	$65.0	$126.6	$64.3

Weighted average common shares:
Basic		127.7		135.7
Incremental effect of stock options and awards		1.9		2.5
Diluted		129.6		138.2

Net income per share - basic
As reported		$0.51		$0.54
As adjusted		$0.51		$0.47
Net income per share - diluted
As reported		$0.50		$0.53
As adjusted		$0.50		$0.47

	First Half 2006		First Half 2005
(unaudited, in millions)	Operating Income	Net Income	Operating Income	Net Income
As Reported	$170.2	$79.1	$195.0	$93.4
Items impacting comparability
Fructose settlement	—	—	(13.3)	(8.3)
Property tax refund	—	—	—	(3.5)
Loss on extinguishment of debt	—	—	—	3.5
Special charges, net	2.2	1.4	2.5	1.6

Adjusted Comparisons	$172.4	$80.5	$184.2	$86.7

Weighted average common shares:
Basic		129.0		136.4
Incremental effect of stock options and awards		2.0		2.4
Diluted		131.0		138.8

Earnings per share - basic
As reported		$0.61		$0.68
As adjusted		$0.62		$0.64
Earnings per share - diluted
As reported		$0.60		$0.67
As adjusted		$0.61		$0.62

Adjustments included in this summary were as follows:

Special charges - During the first quarter of 2006, we recorded special charges, net, in Central Europe of $2.2 million ($1.4 million after taxes) related primarily to a reduction in the workforce. These special charges were primarily for severance costs and related benefits.

During the first quarter of 2005, we recorded special charges in Central Europe of $2.5 million ($1.6 million after taxes).  The special charges were related to a reduction in the workforce and the consolidation of certain production facilities. These special charges were primarily for severance costs and related benefits and asset write-downs.

Loss on extinguishment of debt - During the second quarter of 2005, we completed a cash tender offer related to $550 million of our outstanding debt.  The total amount of securities tendered was $388 million.  As a result of the tender offer we recorded a loss on the extinguishment of debt of $5.6 million ($3.5 million after taxes).  The loss was recorded in “Interest expense, net.”

Property tax refund - In the second quarter of 2005, we recorded a gain of $5.6 million ($3.5 million after taxes) associated with a property tax refund related to a previously sold parcel of land in downtown Chicago.  $1.5 million ($0.9 million after taxes) was recorded in “Interest Expense, net” and the remaining $4.1 million gain ($2.6 million after taxes) was recorded in “Other expense, net.”

Fructose settlement - In the second quarter of 2005, we recorded a gain of $13.3 million ($8.3 million after taxes) related to the favorable settlement of the high fructose corn syrup lawsuit.